Where Food Comes From, Inc. 8-K

Exhibit 99.2

WHERE FOOD COMES FROM, INC.

2014 Third Quarter Conference Call Script

Call date: Monday, November 3, 2014

Call time: 10:00 a.m. Mountain Time

Good afternoon and welcome to the Where Food Comes From 2014 third quarter conference call.

During the course of this call, we will be making forward-looking statements based on current expectations, estimates and projections that are subject to risk. Specifically, our statements about future revenue, expenses, profitability, cash, growth strategy, new customer wins, new products and services, market acceptance of products and services, and potential acquisitions are forward looking statements. Listeners should not place undue reliance on these statements as there are many factors that could cause actual results to differ materially from our forward-looking statements. We encourage you to review our publicly filed documents as well as our news releases and website for more information about the Company. At present it is the Company’s policy not to provide specific guidance with respect to future revenue and earnings expectations or new customer wins.

I will now turn the call over to John Saunders, chairman and chief executive officer.

John

Thanks Jay.

Good morning and thanks for joining us today.

This morning we announced very solid financial results, and I’d like to recap a few of the highlights.

For the third quarter – on a year-over-year basis:

  Total revenue increased 69% to $2.5 million from $1.5 million.

  Verification services revenue increased 73% to $2.0 milllion from $1.2 million. This increase included both organic and acquisitive growth. So in addition to solid performances by our IMI Global and ICS verification businesses, the year-over-year Q3 comparisons were heavily impacted by new revenue streams resulting from last September’s acquisition of the Validus auditing business.

  Product revenue – comprised of cattle identification ear tags – increased 57% to $414,000 from $263,000. This was largely organic growth from two areas: One, we have recently taken over tag sales at one of our key legacy customers – Superior Livestock Auctions; and two, an increase in dairy calf tag sales resulting from that segment of the beef production world being the first to begin complying with the USDA’s mandatory Animal Disease Traceability program – known as ADT.

  And finally, Where Food Comes From® labeling program revenue increased to $25,600, up 2% year over year.

  Gross profit in Q3 grew 65% in real dollars but gross margin declined a couple of points year over year due to the impact of the Validus acquisition on our overall margins. Remember, Validus generally employs full-time auditors versus our traditional weighting toward part-time auditors. This played a bigger-than-usual role in margins the last couple of quarters because, as you’ll recall, Validus revenue has been impacted this year by a sharp reduction in pork audits resulting from the Porcine Epidemic Diarrhea Virus, or PEDV.

  We’re pleased to report that selling, general and administrative expenses grew by just 8% to $775,000 from $716,000 year over year. SG&A expense as a percent of revenue in the third quarter improved to 31% from 49% year over year. This is what we often refer to as our highly scalable business model, whereby our relatively fixed infrastructure can support much larger revenue streams without growing in kind.

  Operating income in the third quarter increased to about $404,000 from an operating loss of $1,000 in the same quarter last year. And net income attributable to Where Food Comes From, Inc. increased to $245,000, or $0.01 per share, compared with a net loss of nearly $19,000, or less than one cent per share, in the same quarter a year ago.

Turning to year-over-year 9-month results:

  Revenue increased 53% to $5.7 million from $3.7 million.

  Verification revenue increased 56% to $4.8 million from $3.1 million.

  Hardware revenue increased 44% to $786,000 from $544,000.

  Where Food Comes From® labeling revenue increased 15% to $107,000 from $93,000.

  Gross profit increased 37% to $2.6 million from $1.9 million. Gross margins dropped to 46% from 51% year over year due to the same circumstances I just described with our the Q3 results.

  SG&A expense increased 26% to $2.4 million from $1.9 million last year but improved to 42% of revenue from 51% of revenue.

  Operating income increased to $217,000 from $2,000. Net income attributable to Where Food Comes From, Inc. rose to $164,900, or $0.01 per share, versus a net loss of $22,200, or less than one cent per share.

  The Company generated $521,000 in cash from operations through the first nine months of 2014, up from $317,900 in the same period last year.

On the Balance Sheet…

Cash, cash equivalents and restricted cash increased to $2.9 million at September 30, 2014, from $1.1 million at 2013 year-end primarily as a result of an equity capital infusion during the second quarter of 2014. Working capital increased to $3.3 million from $1.5 million over the same period.

Switching gears now, we recently announced further marketshare gains through the acquisition of Sterling Solutions – a leader in beef verification programs in the west, particularly in California and the Pacific Northwest – providing services such as source and age, non-hormone treated cattle program (NHTC) for the EU, Animal Welfare, HQB and NeverEver3. Among the dozens of new customers we will on-board through this transaction are large dairies, calf ranches, feed yards and cattle ranches. In addition to bringing new customers and a new subsidiary with a highly respected name in the industry, this transaction further extends our geographic footprint.

And that leads me to my next point:

I field a lot of questions from investors like, ‘What is going to take Where Food Comes From to the next level?’ or ‘What is our breakout strategy?’

Our strategy is a very simple one. It includes 4 basic components:

•	To grow our business organically and through acquisitions – we are doing that.
•	To offer more verification solutions than anyone else – today we offer more than 30 and counting – probably 20-25 more than any competitor.
•	To cover more commodities than anyone else – we’re easily the leader here.
•	And to offer more value in the way we deliver our services – through bundling of services that our competitors cannot hope to replicate.

If we continue to execute in these four areas, we believe we’ll extend our leadership position exponentially and strengthen our ability to take advantage of opportunities that we create and opportunities that quite frankly continue to come to us. This is not so much a “Build it and they will come strategy” as it is a “Build it because they ARE coming.”

Here are a couple of examples of what I mean by that:

  The USDA’s mandated Animal Disease Traceability program, or ADT. A couple of years ago, this didn’t exist. Today it’s a reality. Over the next four or five years ADT will continue to force upwards of 800,000 cattle producers into mandatory source verification. Prior to ADT, only those ranchers who wanted to export their beef had the opportunity or were required to maintain source verification. ADT is beginning to change that. The relevant statistic is this: Today we claim approximately 10,000 cattle producer as customers out of roughly of 800,000. That’s a little over 1% of the market. All of those other 790,000 producers that are in existence today are going to continue to need this type of service. In terms of the phase-in, as I mentioned earlier, we are beginning to see increased source audits from dairy calf ranches, which are among the first of the cattle producers forced to source verify due to the fact that male calves born at dairies are highly likely to travel across state lines. In summary, ADT represents an excellent growth business all by itself.

  But there are other catalysts emerging. We told you on our last conference call about the emerging Gluten Free and non-GMO opportunities, among many others. With non-GMO, for example, we told you we had 19 customer prospects – and these are customers who approach us. Three months later that number has grown from 19 to 55 new customer prospects – the vast majority of which we expect to close. We’ve already approved four of them for audits covering 85 product labels. And this is just the beginning. This is the new reality of the food business and by all accounts it is a trend that is here to stay – and will only get bigger. Tomorrow tens of millions of Americans in roughly 30 US states will have an opportunity to vote on some kind of GMO ballot initiative. Whole Foods, the defacto leader in the retail health food movement, has committed to mandatory GMO labeling by 2018.

  Here’s another important consideration. Until recently, this trend for traceability and transparency has been driven primarily by choosey shoppers who were concerned about the origins and characteristics of the food they serve themselves and their families. Today these choosey shoppers are joined by multinational corporations – from fast food restaurants to retail food chains – who, because their bottom lines are being directly impacted, are now beginning to take a hard look at food transparency measures.

To summarize, we think ADT along with ever-growing consumer influence around things like natural, organic, non-GMO and gluten free will continue to be very effective catalysts for growth for Where Food Comes From. But the entry of national and multi-national food companies into the equation has the potential to take this to a whole new level. We believe we are ideally positioned to take advantage of this as it occurs.

With that I’ll open the call to questions….operator?

Summary of Question and Answer session:

  Regarding GMO ballot initiatives impact upon our business: transparency of labeling always presents a positive trend for our business. We are an approved technical administrator for the Non GMO Project certification program which is a voluntary labeling program. The regulatory complexity of the ballot initiatives are still to fall out but for companies like Whole Foods the struggle is how to handle the complexity of compliance across the states/country.

  Multi-national food companies are facing issues that cause them to take a hard look at food transparency measures, ie. Tesco, Britain’s largest retailer with stores all over Europe, reported decline in European sales following the well-publicized horsemeat scandal and McDonald’s said the expired meat fiasco in China had a significant negative impact on its Asian sales and would cost the company 20 cents per share in EPS. This followed a 7.3% decline in sales in McDonald’s Asia ME and Africa unit.

  Any interest from international producers for verification services? We have (specifically Brazil) and hope so, but the risk is conducting audits in other countries where product is imported back to the US and the oversight we require of ourselves - we haven’t found the right partner yet.

  Relevant to last quarter, resumption of pork audits is remaining relatively the same. Once a facility becomes “dirty” with PEDv exposure, it moves it to a different audit risk segment with reduced concerns of introducing the virus to the pork operations. We currently are not at the same pre-PEDv levels.

  Our key competitors are dwindling as our business broadens its commodity coverage, size and verification solutions but there are credible threats mostly within the organic market (under the NOP) where there are 50 plus smaller companies in the GMO, gluten-free and organic verification arena. We continue to look to grow both organically and through our M&A strategy.

  On the beef side, there are a few more regional competitors. We still look to expand in order to have the footprint to become a national company. Our acquisition of Sterling and Tri-Merit helps us within the Holstein market. We are focused on new brands that expand our presence and promote the WFCF® brand to retailers.

  The regulatory side is pushing the demand for mandatory tagging where cattle are moved intrastate and may not be destined to be processed immediately. State based animal health officials’ are looking at identification solutions we provide as an alternative to producers who want to transfer cattle across state lines. On the private side, we are one of the few entities talking to retailers about source verified traceable supply.

  We audit the majority of Whole Foods beef verification needs. Non GMO initiatives will extend our capabilities to assist Whole Foods to offer efficient solutions for the providers. Whole Foods doesn’t mandate that we are the sole verification solution but we always look for ways to provide service to Whole Foods.

Closing remarks from John Saunders.